EXHIBIT B-3



		      WOLF CREEK GENERATING STATION

		           OPERATING AGREEMENT


		                  among

		     KANSAS GAS AND ELECTRIC COMPANY

		    KANSAS CITY POWER & LIGHT COMPANY

		 KANSAS ELECTRIC POWER COOPERATIVE, INC.

                		   and

		WOLF CREEK NUCLEAR OPERATION CORPORATION



      This AGREEMENT made and entered into on this 15TH day of APRIL, 1986 among Kansas Gas and Electric Company ("KG&E"), Kansas City Power & Light Company ("KCPL"), Kansas Electric Power Cooperative, Inc. ("KEPCo") and Wolf Creek Nuclear Operating Corporation ("Operating Corporation").
                        W I T N E S S E T H :
       WHEREAS, KG&E, KCPL and KEPCo (hereinafter referred to collectively as "Owners" and individually as an "Owner") each own, as tenant in common with the others, an undivided interest in the Wolf Creek Generating Station (hereinafter referred to as the "Station") in accordance with the provisions of the Wolf Creek

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Station  Ownership Agreement (the "Ownership Agreement") executed  on
December 28, 1981, the present undivided tenant in common interests ("Ownership Shares") being 47% in the case of KG&E, 47% in the case of KCPL and 6% in the case of KEPCo;

      WHEREAS, for the purpose of this Operating Agreement, the term "Station" shall mean (i) the Site as defined in the Ownership Agreement, (ii) all common facilities at the Wolf Creek Station Site,
(iii) Wolf Creek Unit #1 and (iv) all functions related to the operation, maintenance, repair, decommissioning and decontamination of (i) through (iii) above including, without limitation, all design, engineering, safety, licensing, fueling, security, technical, corporate and general services, both on and off-Site, it being understood that for purposes of this Operating Agreement, the term "Station" shall not include any Additional Unit(s) as provided under
Section 1.1(d) of the Ownership Agreement; and

      WHEREAS, it is desirable and to the mutual advantage of the Owners that the Operating Corporation be engaged, under the terms and conditions hereinafter set forth, to operate, maintain, repair, decontaminate and decommission the Station and make any necessary modifications and additions thereto and retirements therefrom on behalf of the Owners.

      NOW, THEREFORE, in consideration of these premises, the parties hereto do hereby agree as follows:

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                              ARTICLE 1
             SHARING OF CAPACITY AND ENERGY; SCHEDULING

           SECTION 1.01. The Ownership Agreement specifies, subject to the conditions therein set forth, the respective Capacity Entitlement and Energy Entitlement of each Owner. Subject to those provisions and the policies adopted by the Board of Directors of the Operation Corporation, each Owner (i) may schedule up to its pro rata share of the maximum operating capability of the Station which shall be determined by the Operating Corporation in accordance with Section
1.02 hereof and (ii) shall schedule its share of the minimum operating capability of the Station, all in accordance with the provisions of this Article of the Agreement.

           SECTION 1.02. The Operating Corporation shall determine the maximum and minimum operating capability of the Station at all times, taking into consideration regulatory requirements and the characteristics of the Station. An Owner's pro rata share of the maximum and minimum operating capability of the Station shall be equivalent to its Ownership Share in the Station.

          SECTION 1.03. An Owner may schedule less than its pro rata share of the minimum operating capability of the Station, provided that another Owner has agreed to schedule, and does

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schedule, more than its share of the minimum operating capability  of the Station in an amount sufficient to offset such deficiency, and has so advised the Operating Corporation.

            SECTION  1.04.   The  Operating  Corporation  shall  make
available for scheduling and dispatch the Station operating capability in accordance with standard dispatching methods customary in the industry. The Operating Corporation shall make a good faith effort to provide energy to each Owner in accordance with the schedules provided by each Owner. Scheduled load changes will be permitted when it would not jeopardize the safe operation of the Station. If a reduction in the maximum operating capability occurs at the Station, for whatever reason, then each Owner's schedule shall be adjusted to take into account, in accordance with its respective Ownership Share, such reduction in operating capability.

           SECTION 1.05. If the net hourly output of the Station is negative, then each Owner shall provide (from other energy resources available to it or by prearranged purchases from another Owner) its share of the hourly Wolf Creek Station electricity used, based upon its Ownership Share. If the net hourly output of the Station is positive, the Station's hourly electricity uses shall be allocated among the Owners on the basis of each Owner's scheduled deliveries divided by total scheduled deliveries. The Station's use

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of  electricity shall included transformer losses at the Station.  So long as the Station has only one unit installed, energy entitlements under Section 4.2 of the Ownership Agreement shall be measured on the basis of the net output at the transmission side of the step-up transformers in the substation of the Station.

            SECTION  1.06.   Operating  capability  of  the   Station
available to but not scheduled by an Owner shall be subject to the interchange provisions of Section 4.5 of the Ownership Agreement.

           SECTION 1.07. The Operating Corporation shall, to the extent consistent with safe and reliable operation of the Station, coordinate the scheduled maintenance and fueling outages of the Station with each of the Owners.

                              ARTICLE 2
        SERVICES TO BE PROVIDED BY THE OPERATING CORPORATION

           SECTION 2.01. Consistent with its duties and responsi-bilities (i) under the Operating License for the Station issued by the Nuclear Regulatory Commission, (ii) as Operating Agent under the Ownership Agreement and (iii) pursuant to the policies of the Owners as reflected by actions taken by the Board of Directors of the Operating Corporation, the Operating Corporation shall provide and be responsible for the operation, maintenance, repair, deconta-

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mination  and  decommissioning of the Station in a safe and  reliable manner in accordance with all applicable, lawful licenses and permits and requirements of state and federal regulatory agencies and the generation of power and energy at the Station as economically as is reasonably practicable to meet the Owners' system requirements and
economics.   The  Operating  Corporation  shall  make  such   further
modifications of and additions to and retirements from the Station as
shall   be  consistent  with  such  operation,  maintenance,  repair, decontamination and decommissioning. Such services and construction may be provided by the Operating Corporation through its own
personnel   or  in  part  by  others  under  contractual   or   other
arrangements.   In  furtherance  of  the  foregoing,  the   Operating
Corporation shall, on behalf of the Owners, among other things and without limitation:

                (a)   Select,  hire, control  and  discharge
          personnel, who will be employees solely of the Operating Corporation, and select and retain the services of contractors and consultants and/or direct, supervise and control certain employees of one or more of the Owners if such Owner or Owners shall agree to such direction, supervision and control;

               (b)  Arrange for the procurement on behalf

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          of  the  Owners of nuclear fuel including  uranium
          and provide for the enrichment, conversion and fabrication thereof and storage and/or disposal or reprocessing of such fuel (as permitted by law or regulation);

                (c)   Arrange for the purchase on behalf  of
          the Owners of materials, services and supplies for the Station;

                (d)   Design, construct, start-up  and  test
          modifications of, and additions to, the Station;

               (e) Determine and stipulate inventory levels of material and equipment for the Station;

               (f) Keep the Owners informed in a reasonable and timely manner concerning the operation, maintenance, repair, decontamination and decommissioning activities at the Station and of additions or modifications to the Station and retirements therefrom;

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                (g)  Prepare, or arrange for the preparation
          of,   in  accordance  with  normal  and  customary
          procedures, annual budgets and forecasts  for  the
          Station    costs,    capital   expenditures    and
          retirements  to be submitted to the Owners.   Such
          budgets  and forecasts shall be revised from  time
          to   time   to   reflect   material   changes   in
          circumstances;

                (h)   Perform  any  services  and  take  any
          action, on behalf of the Owners where appropriate, related to the operation, maintenance, repair, decontamination, and decommissioning of the
          Station and of additions, modifications and retirements pertaining to the Station as may be necessary or appropriate to comply with the provisions of the Atomic Energy Act, as amended or as it may be amended, or any other applicable statute, rules, regulations, guidelines or similar criteria, and any provisions or conditions of construction permits and operating licenses or similar authorizations granted or that may be granted in connection with the Station and as such permits, licenses or other authorizations may hereafter be amended;

				-8-

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                (i)   In  its  capacity as operator  of  the
          Station  and  as  agent for  the  Owners,  provide
          communications   to,  and  receive  communications
          from, the Nuclear Regulatory Commission and/or any successor governmental agency, as well as any other governmental agency having jurisdiction with respect to any aspect of the Station's operation,
          maintenance,    repair,    decontamination     and
          decommissioning  and  of  additions  thereto   and
          retirements therefrom and, in such capacities, represent (or engage others to represent) the Owners;

                (j)  Perform, or, if deemed desirable by the
          Operating Corporation, contract on behalf of the Owners with others (including agencies of Government or their contractors) for materials or services required to place and/or keep the Station in safe and efficient operating condition, to protect the Station property, to conduct research and development with respect thereto and disburse or receive funds in connection therewith. Such work shall be subject to normal and customary review and approval procedures of the Operating Corporation;

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               (k)    Arrange   for   the  maintenance,   in
          accordance with normal and customary procedures, of such necessary books of record, books of account and memoranda of transactions and for the provision of such reports with respect thereto to the Owners as each Owner shall desire to meet its accounting and statistical requirements and to
          conform   to   the   applicable   lawful    rules,
          regulations  and  requirements of  all  regulatory
          bodies  having jurisdiction over the Owners.   The
          costs for the Station shall be accumulated in a separate set of accounts;

               (l)   Provide,  or arrange for the  provision
          of, such other data or information with respect to the Station as may be reasonably requested by the Owners from time to time; and

               (m) Perform any additional services pertaining to the Station, or any portion thereof, all of which shall be consistent with the intent of this Section 2.01, as may be approved by the Board of Directors of the Operating Corporation.

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          SECTION 2.02.  Matters and questions arising in connection with the Station which are not within the scope of the authority delegated to the Operating Corporation under this Agreement and are not specifically provided for in this Agreement shall be determined from time to time by the Owners pursuant to Section 3.3 of the Ownership Agreement.

           SECTION 2.03. During operating conditions which the Operating Corporation in its sole judgment deems abnormal, the Operating Corporation shall take such action as it deems appropriate for the public health and safety and the safety of personnel and equipment.

           SECTION 2.04. In order that the safe operation of the Station is assured, the Owners shall not effect any operating or physical changes to their respective transmission and distribution facilities which may affect the safe operation of the Station without prior consultation and concurrence of the Operating Corporation.

                              ARTICLE 3
                            WORKING FUND

           SECTION 3.01. The Owners shall establish and maintain a Working Fund from which the Operating Corporation shall make

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payments for all costs pursuant to its services and responsibilities
hereunder.    The  Owners,  in  consultation  with   the   Operating
Corporation, shall determine, initially and from time to time during the term of this Agreement, the amount or amounts required to maintain a satisfactory balance in the Working Fund, and shall be liable in proportion to their respective Ownership Shares for any
such   additional  amounts  required  to  maintain  the  agreed-upon
balance.   The Owners shall reimburse the Working Fund  promptly  on
receipt of notice from the Operating Corporation of their respective obligations for reimbursement.

          SECTION 3.02.  On termination of this Agreement, as
hereinafter provided, any residual unexpended balance in the Working Fund shall be credited to the Owners in proportion to their respective Ownership Shares.

                              ARTICLE 4
             CHARGES, FINANCIAL STATEMENTS AND BILLINGS

      SECTION 4.01. The Operating Corporation shall arrange for reporting to the Owners for each month, promptly following the end of such month, by written statements the following:

               (a)   The  costs  on  an  accrual  basis   of
          operation, maintenance, repair, decontamination and decommissioning of the Station, and the cost

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          of   any  Station  additions,  modifications   and
          retirements including applicable cost of removal and salvage, classified as required to meet the Operating Corporation's obligations under Section 2.01(k) above.

               (b)   A  summary  statement of the  operation
          during that month of the Working Fund, showing beginning balance, receipts, disbursements and closing balance.

           SECTION  4.02.  Except as otherwise provided in  Sections
1.05 and 4.03 hereof, the costs incurred or accrued from all sources during each calendar month in operating, maintaining, repairing, decontaminating and decommissioning the Station and in making additions or modifications to, and retirements from, the Station shall  be  liabilities of the Owners when incurred  or  accrued  and shall be borne by the Owners in proportion to their Ownership Shares. All such costs shall be determined in accordance with sound accounting practices, and shall include reasonable and appropriate indirect costs including overheads. All of the services rendered hereunder by the Operating Corporation will be at actual cost thereof, without profit to the Operating Corporation. Direct charges will be made for services where a direct allocation of cost is appropriate and equitable.

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           SECTION 4.03.  When the net hourly output of the  Station
is positive, nuclear fuel costs and spent fuel disposal costs will be shared among the Owners on the basis of the percentage take of kilowatt hours by each Owner. The percentage take of kilowatt hours shall be calculated by dividing the number of kilowatt hours delivered  to  that  Owner  by the total number  of  kilowatt  hours
delivered   to  all  Owners.   A  true  up  shall  be  carried   out
periodically (but not less frequently than annually) which shall adjust each Owner's inventory of nuclear fuel to equal each Owner's Ownership Share. In truing up accounts among the Owners at the end of each period, an Owner or Owners whose percentage take during the period after adjustment for scheduled interchanges under Section 4.5 of the Ownership Agreement, is higher than its Ownership Share (hereinafter "Debit Owner(s)"), shall reimburse an Owner or Owners whose percentage take is less than its Ownership Share (hereinafter "Credit Owner(s)"), for using their fuel. The price to be charged to the Debit Owner shall be the Credit Owner's nuclear fuel cost. "Nuclear fuel cost" is defined as the amortization of costs described by the Federal Energy Regulatory Commission in its Uniform System of Accounts, Account 120, adjusted by adding back (i) the income tax effect of the debt component of Allowance for Funds Used During Construction (AFUDC) and (ii) the benefits realized by reason of such Credit Owner's share of the Uranium Agreement of Settlement among KG&E, KCPL and Westinghouse Electric Corporation, dated February 21, 1980, and shall include DOE disposal costs.

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           SECTION 4.04.  In recognition of the fact that each Owner
has an interest in being assured that the other Owners have made adequate provision for the funding of its Ownership Share of the Station decommissioning costs as contemplated by Section 4.02, each Owner undertakes to utilize its best efforts to provide such assurance to the other Owners, recognizing that there are at the present time some impediments toward achieving that objective. Each Owner shall provide to each other Owner within four months after the end of its fiscal year a report identifying the provision it has made for that year and on a cumulative basis for its share of
Station  decommissioning  costs.   If,  and  to  the  extent   that,
requirements have been or are hereafter imposed on an Owner by a federal or state authority in a final order or regulation which specifies that provision be made for decommissioning costs for the Station in a particular manner or manners, such Owner will promptly take such action on its part as may be necessary to comply with such requirements.

           SECTION 4.05. It is the intent of the Owners that so far as possible each Owner shall separately report, file returns with respect to, be responsible for and pay all real property, franchise, business or other taxes, except payroll and sales or use taxes, arising out of its Ownership Share of the Station and that such taxes shall be separately levied and assessed against each Owner. However, to the extent that such taxes may be levied on or assessed against the Station, or its operation, or the

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Owners  in such a manner as, in the opinion of the Owners,  to  make impossible or inequitable the carrying out of said intent, then such taxes shall be deemed a part of the costs of operating and maintaining the Station and shall be apportioned among the Owners under this Agreement in accordance with their respective Ownership Shares; provided that the Operating Corporation shall join with the Owners in executing and filing with the Internal Revenue Service such documents as may be appropriate to effect the election required by Section 6.5 of the Ownership Agreement.

          SECTION 4.06. The Owners shall have the right, during the term of this Agreement and thereafter as long as the books, records and memoranda referred to in Section 2.01 shall be preserved, to inspect all such items and to make reasonable audits thereof at their own cost as they may deem necessary to protect their interests.

           SECTION 4.07. In the event an Owner shall question any statement rendered according to the provisions of Sections 4.02 or
4.03 hereof, it shall nevertheless promptly pay the amount indicated in such statement but such payment shall not be deemed to prevent such Owner from claiming or pursuing an adjustment of any statement rendered.

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          SECTION 4.08.  If it shall be determined that an Owner has paid more or less than its proper share of the operating and capital costs of the Station for the month covered by such statement, an appropriate correcting credit or charge shall be made by the Operating Corporation to the accounts of each of the Owners.

                              ARTICLE 5
                COMPLIANCE WITH PROVISIONS OF PERMITS
              AND REQUIREMENTS OF GOVERNMENTAL AGENCIES

           SECTION 5.01. Without limiting in any way the authority and responsibility of the Operating Corporation under Section 2.01, the Owners and the Operating Corporation shall cooperate in taking whatever action may be necessary to comply with the terms and provisions of permits and licenses for the Station and with all applicable lawful requirements of any Federal or State agency or regulatory body having jurisdiction in the premises.

                              ARTICLE 6
     TRANSFERS OF PERSONNEL FROM OWNERS TO OPERATING CORPORATION

           SECTION 6.01. The employees of the Operating Corporation initially will consist of (i) those KG&E employees who are assigned to its Nuclear Department, (ii) such other KG&E employees who are not in its Nuclear Department but are assigned full-time to Station matters, (iii) such KCPL and KEPCo employees who are assigned full-time to the Station and (iv) such other KG&E em-

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ployees  who  perform,  on a part-time basis,  services  related  to
KG&E's Nuclear Department if any such employee performing part-time services is requested by the Operating Corporation and is willing to accept transfer to the Operating Corporation and KG&E is willing to transfer such employee to the Operating Corporation; provided that
nothing  herein  shall  prohibit  the  Operating  Corporation   from
contracting with any Owner or with any other party for any services required for the operation, maintenance, repair, decontamination and decommissioning of the Station or any portion thereof; provided, further, that any such services provided by an Owner and charged to the Operating Corporation shall be at the Owner's costs thereof, for which the Owner shall be reimbursed by the Operating Corporation, and the costs for such services provided by an Owner shall be determined in accordance with sound accounting practices, shall
include   reasonable  and  appropriate  indirect  costs,   including
overheads, and shall be provided without profit to that Owner.

           SECTION 6.02. It is the objective of the Owners that the Operating Corporation will assume, as of the date when an individual is transferred from the employ of an Owner to the Operating Corporation, the obligations, if any, of such Owner to such employee for accrued benefits under the Owner's employee benefit plans in effect at the time of such transfer and the transferring employer will make appropriate provision (by the transfer of funds to a trustee under a plan established by the Operating Corporation, the
reservation        of       funds       in       its        existing

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trust fund or otherwise) for the payment of such accrued benefits to the extent that they have been funded as of the date approximating the date of such transfer. Consistent with that objective, the Owners anticipate that, in determining benefits payable by the Operating Corporation under any employee benefit plan established by it to an employee transferred to it by an Owner, the Operating Corporation will give credit for service by such employee with such transferring Owner as if such service had been performed by such transferred employee for the Operating Corporation unless the transferring Owner shall make provision for the direct payment by it
of  such  benefits  to  the  transferred employee.   The  plans  and
documentation to achieve this objective shall be established by the board of directors of the Owners and of the Operating Corporation.

                              ARTICLE 7
      OWNERSHIP OF PROPERTY RELATED TO STATION; OTHER PROPERTY

           SECTION 7.01. The Operating Corporation shall own no property which is, or could properly be, classified as "utility property" within the meaning of K.S.A. 66-104. Any and all utility property related to the Station which is now owned by one or more of the Owners shall continue to be owned by such Owner or Owners subject to the provisions of the Ownership Agreement, and this Agreement shall not effect any change in such ownership.

           SECTION 7.02. Any non-utility property utilized in the operation, maintenance, repair, decontamination and decommissioning of the Station may be transferred to the Operating Corporation

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upon   the   approval  of  the  transferring  Owner  and  the  Operating
Corporation, after obtaining such regulatory authorization, if any, as shall be required.

            SECTION 7.03. (a) Any contract covering the design, engineering, procurement, construction and installation services and major components of the Station and all other contracts relating to operation, maintenance, repair, decontamination and decommissioning of the Station, including contracts for the acquisition of materials, inventories, supplies, spare parts, equipment, fuel or services therefor, heretofore executed solely by KG&E in its own name or as Operating Agent or by all Owners shall be assigned to the Operating Corporation to the extent allowed by those contracts.

           (b) Any contract which cannot be assigned to the Operating Corporation shall be administered by the Operating Corporation, and all rights, duties and responsibilities associated with said contract shall be carried out by the Operating Corporation as if the contract had been assigned to the Operating Corporation. Each Owner shall support the Operating Corporation to the extent necessary to protect and defend the Owners' interest in said contract. Any Owner incurring costs to provide such support shall be reimbursed by the Operating Corporation and the other Owners in the manner provided by Section 4.02 hereof.

           (c) Future contracts executed by the Operating Corporation will be signed in the name of the Operating Corporation, as agent for the Owners, and Owners will be severally, but

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not  jointly,  obligated  by such contracts  in  proportion  to  their
Ownership Shares.

                               ARTICLE 8
      INSURANCE; DAMAGES TO PERSONS OR PROPERTY; PENALTIES; FINES

          SECTION 8.01. Each Owner and the Operating Corporation will procure and maintain such physical damage, public liability and workers compensation insurance with respect to all losses, damages, liabilities and claims arising out of its ownership interest or the construction or operation of the Station and provision of services hereunder (other than losses, damages, liabilities and claims in the name and/or on behalf of such Owner, hereafter collectively referred to in this Article 8 as a "derivative claim") and the premium costs thereof shall be Station costs to be borne by the Owners separately (but not jointly) in proportion to their Ownership Shares, or, in the alternative upon concurrence of each party hereto, the Owners and the Operating Corporation will jointly procure and maintain such physical damage, public liability, workers compensation and other insurance as they may deem appropriate with respect to all losses, damages, liabilities and claims arising out of their respective ownership interests or the construction or operation of the Station and provision of services hereunder other than derivative claims and the premium costs thereof shall be Station costs to be borne by the Owners

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

separately (but not jointly) in proportion to their Ownership Shares. All insurance shall contain a waiver of subrogation clause against the other parties hereto.

            SECTION 8.02. Claims cognizable under workers compensation acts or temporary disability benefits laws or any other benefits under workers compensation or analogous statutes and the expenses of defending or disposing of the same, attributable to the ownership or operation of the Station, which are not covered in full by insurance procured in accordance with the preceding paragraph shall (to the extent not covered by such insurance) be treated as Station costs to be borne by the Owners separately (but not jointly) in proportion to their Ownership Shares.

           SECTION 8.03. All losses, damages, expenses, penalties, liabilities and claims (including those in respect of property damages and personal injury but not including derivative claims) asserted by third parties in connection with, or arising out of, the construction, operation, maintenance, repair, decontamination and decommissioning of the Station or any portion thereof, and the expenses of defending against or disposing of the same, attributable to any property, policy, system, design or process in existence at or prior to the time that responsibility for the operation, maintenance, repair, decontamination or decommissioning of the Station is transferred to the Operating Corporation or is developed after the transfer, or which is attributable to any employee transferred to the Operating Corporation by any Owner, or by any employee hired by the Operating Corporation after the transfer of authority to the Operating Corporation, and which are not covered in full by insurance procured in accordance with the Insurance
Memorandum executed by the Owners on December 28, 1981 (or any successor insurance arrangement) shall (to the extent not covered by such insurance) be treated as Station costs to be borne by the Owners severally (but not jointly) in proportion to their Ownership Shares.

           SECTION 8.04. The Owners have heretofore been acting for their mutual benefit, at cost and without opportunity for profit, in connection with the Station, pursuant to the terms of the Ownership Agreement. In recognition of that fact, the Owners accept "AS IS" the condition of the property of the Station, the employees transferred to the Station and any policy, system, design or process developed for the construction, operation, maintenance, repair, decontamination and decommissioning of the Station. Each of the Owners hereby expressly waives (on behalf of itself and its successors and assigns and anyone claiming an interest on behalf of or through said Owner) any right it may have to recover for any cause (including negligence), from any other Owner for any losses, damages, liabilities, penalties, fines, claims or expenses (including, without limitation, damages to the property of the Station, purchase of replacement power, and the costs of repairing, decontaminating or decommissioning such property) including, but not limited to, those caused by any property, policy, system, design or process in existence at or prior to the time that responsibility for the operation, maintenance, repair, decontamination or decommissioning of the Station is transferred to the Operating Corporation, or by any employee transferred to the Operating Corporation by any Owner.

           SECTION 8.05. Each Owner shall take all action necessary and appropriate to provide indemnification proportionate to its Ownership Share to the Operating Corporation and to all directors, officers, employees and agents of the Operating Corporation to the full extent permitted by law. The action taken by each Owner shall be subject o the approval of the other Owners.

          SECTION 8.06. If any Owner, by reason of joint or several liability or otherwise, shall be required to make any payment or incur any obligations attributable to the construction, operation, maintenance, repair, decontamination or decommissioning of the Station in excess of its respective Ownership Share, the other Owners shall indemnify and reimburse such Owner proportionately to their Ownership Shares to the extent of any such excess together with interest on such excess (for the period between the payment by the Owner to be so indemnified and its receipt of such indemnification), at a rate substantially equivalent and pursuant to the indemnified Owner's overall rate of return allowed in the last rate case of such Owner; except that with respect to KEPCo (inasmuch as it has no overall rate of return) such rate shall be substantially equivalent and pursuant to KEPCo's total cost of funds.

                              ARTICLE 9
                            MISCELLANEOUS

           SECTION 9.01. Nothing in this Agreement shall be deemed to create or constitute a partnership, joint venture or association among the parties hereto or any of them, the sole purpose of this Agreement being limited to provision for the orderly and efficient operation, maintenance, repair, decontamination and decommissioning of the Owners' respective separate and undivided tenancy-in-common interests in the Station.

          SECTION 9.02. Any notice, demand, or request for consent, provided for in this Agreement or made in connection herewith, shall be deemed to be properly served upon an Owner or the Operating Corporation if given in writing and delivered in person or sent by registered or certified mail, postage prepaid, addressed to the chief executive officer of the Owner or the Operating Corporation at its then principal office.

           SECTION 9.03. Each Owner shall determine the basis and method it will use for purposes of depreciation and other matters where investment in Station property is relevant.

                              ARTICLE 10
             BINDING EFFECT; AMENDMENTS AND MODIFICATIONS

           SECTION 10.01. This Agreement shall become effective as provided for in Section 10.03 hereof. This Agreement shall terminate concurrently with the termination of the Ownership Agreement, unless it shall have been previously terminated by the unanimous agreement of the Owners; provided, however, that this Agreement shall be amended and modified as necessary or appropriate to accommodate an Additional Unit(s) at the Station Site if Ownership Interests in the Common Facilities at the Station are to be adjusted to reflect the Additional Unit(s) pursuant to the provisions of the Ownership Agreement.

            SECTION  10.02.  Any  Owner  may  propose  in  writing  an amendment, modification or supplement to this Operating Agreement. No amendments, modifications or supplements shall be effective unless and unless so proposed to and considered by the Owners, reduced to writing, approved and executed by all the Owners and the Operating Corporation, and each of the Owners and the Operating Corporation shall have obtained, in form satisfactory to it and to the other parties hereto, any and all authorization from governmental bodies having jurisdiction over it (or them) for such of the matters provided for in such amendment, modification or supplement as such Owner and/or the Operating Corporation shall deem necessary or appropriate. No amendments affecting the Operating License of the Station shall be effective unless and until approved by the Nuclear Regulatory
Commission          or          any         successor          agency.

           SECTION 10.03. This Agreement shall become effective upon its execution and when the boards of directors and/or executive committees of each of the Owners and of the Operating Corporation shall have authorized or ratified this Agreement and authorized its implementation, but this Agreement shall not become operative until

           I. each of the Owners and the Operating Corporation shall have obtained any and all authorization from governmental bodies having jurisdiction over it (or them) for such of the matters provided for in this Agreement as such Owner and/or the Operating Corporation shall deem necessary or appropriate; or

           II. 12:01 A.M., January 1, 1987, whichever shall last occur. Each of the Owners shall advise the other Owners and the Operating Corporation when these conditions applicable to said Owner shall have been satisfied.

                             ARTICLE 11
                       SUCCESSORS AND ASSIGNS

           SECTION 11.01. This Agreement shall inure to the benefit of and be binding upon the successor and assigns of each Owner, and of the Operating Corporation, provided, however, that rights and obligations of an Owner in, or arising from, this Agreement shall not be assigned except in connection with the transfer by an Owner of an Ownership Share in all or any portion of the Station, in which event the Owner shall assign and shall cause such transferee to assume the related portion of its rights and obligations under this Agreement, all as provided for in Paragraph 3.8 of the Ownership
Agreement, and to acquire from such Owner the related shares of capital stock of the Operating Corporation.

                             ARTICLE 12
                            GOVERNING LAW

           SECTION 12.01. This Agreement has been executed and delivered in the State of Kansas and is intended to be construed in accordance with, and to be governed by, the laws of that State.

           IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed and delivered as of the day and year first above written.

ATTEST:                     KANSAS GAS AND ELECTRIC COMPANY

/s/ Eldred D. Prothro       By: /s/ Wilson K. Cadman
Asst. Secretary




ATTEST:                     KANSAS CITY POWER & LIGHT COMPANY

/s/ S. P. Cowley            By: /s/ Arthur J. Doyle
Secretary



ATTEST:                     KANSAS ELECTRIC POWER COOPERATIVE, INC.

/s/ R. D. Speece            By: /s/ Charles D. Eller
Secretary



ATTEST:                     WOLF CREEK NUCLEAR OPERATING CORPORATION
/s/ A. Drue Jennings        By: Forrest T. Rhodes
Secretary


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